Exhibit 10.1

WILLBROS GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT

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Dear                                          :

1.    RESTRICTED STOCK AWARD. Willbros Group, Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of                  shares of Common Stock, par value $.05 per share, of the Company (the “Restricted Shares”). This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 2017 Stock and Incentive Compensation Plan (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    ISSUANCE OF SHARES. The Company will cause the Restricted Shares to be issued in your name either by book entry registration or issuance of a stock certificate or certificates. Until such time as the restrictions described in Section 4(b) lapse as described in Section 5, the Company may cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time that the restrictions described in Section 4(b) lapse as described in Section 5, the Company will cause that stop-transfer order to be removed. If any certificate or certificates are issued in your name for the Restricted Shares, the Company shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect and may require that you execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares. You hereby agree that the Company shall hold the certificate(s) for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).

3.    OWNERSHIP OF RESTRICTED SHARES. You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement. You further acknowledge and agree that any dividends which may become payable in respect of the Restricted Shares shall be subject to the same restrictions that are applicable to the Restricted Shares, and you shall only be entitled to receive an amount in respect of dividends paid on the Restricted Shares in the event and to the extent that such forfeiture restrictions have been satisfied and removed.

4.    RESTRICTIONS.

(a)    Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.

(b)    The restrictions referred to in subsection (a) of this Section are as follows:

(1)    At the time of your “Termination of Employment” (as defined in Section 11(c)), other than a Termination of Employment that is described in Section 5(b)(2), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.

(2)    You may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.

5.    LAPSE OF RESTRICTIONS.

(a)    The restrictions described in Section 4(b) shall lapse with respect to                      of the Restricted Shares on the first anniversary of the date hereof, another                      of the Restricted Shares on the second anniversary of the date hereof, another                      of the Restricted Shares on the third anniversary of the date hereof, and the last                      of the Restricted Shares on the fourth anniversary of the date hereof. Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).

(b)    Notwithstanding the provisions of subsection (a) of this Section 5, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:

(1)    Your death or “Disability” (as defined in Section 11(a));

(2)    Your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Affiliates and does not constitute a “Termination for Cause” (as defined in Section 11(b)); or

(3)    A Change of Control of the Company, but only if the Committee reasonably determines in good faith before the occurrence of a Change of Control that this Award Agreement shall not be honored or assumed and that an Alternative Award meeting the conditions of clauses (i) through (iv) in Article 14(a) of the Plan shall not be provided by any successor.

6.    AGREEMENT WITH RESPECT TO TAXES; SHARE WITHHOLDING.

(a)    You agree that (1) you will pay to the Company or an Affiliate, as the case may be, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the Restricted Shares, and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.

(b)    With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the Restricted Shares awarded, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under the Plan and applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such Committee, in its sole discretion, deems appropriate.

7.    ADJUSTMENT OF SHARES. The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 4.2 of the Plan. Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.

8.    AGREEMENT WITH RESPECT TO SECURITIES MATTERS. You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

9.    RESTRICTIVE LEGEND. You hereby acknowledge that any certificate(s) or book entry representing the Restricted Shares will bear a legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.

10.    FORFEITURE. You agree that in the event you violate the confidentiality, non-competition, non-solicitation or non-disparagement provisions of any agreement between you and the Company or any Affiliate, or any plan of the Company or any Affiliate in which you participate, including any severance plan, you shall forfeit to the Company all of the Restricted Shares for which the restrictions have not previously lapsed in accordance with Section 5 and all of your rights thereto shall terminate without any payment of consideration by the Company.

11.    CERTAIN DEFINITIONS. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a)    “Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(b)    “Termination for Cause” shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Affiliates, your willful engagement in misconduct that is materially injurious to the Company or any of its Affiliates, monetarily or otherwise, or your material failure to comply with or material violation of any of the Company’s policies or procedures in effect from time to time, including without limitation, the Company’s Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or (3) if you have entered into an employment agreement or contract with the Company or any of its Affiliates, or if you have entered into any other agreement or contract with the Company or any of its Affiliates or participate in any plan of the Company or any Affiliate, including any severance plan, which includes confidentiality, non-competition, non-solicitation or non-disparagement covenants, (A) any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of your employment with the Company or any of its Affiliates or (B) any violation of the confidentiality, non-competition, non-solicitation or non-disparagement covenants. For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or any of its Affiliates.

(c)    “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Affiliates for any reason other than your death or Disability.

12.    DESIGNATION OF BENEFICIARY. Your beneficiary for receipt of any payment made under this Award Agreement in the event of your death shall be the person(s) designated as your beneficiary(ies) for life insurance benefits under the Company’s life insurance benefits plan unless you designate a different beneficiary on a form prescribed by the Company. If no beneficiary is designated, upon your death, payment shall be made to your estate.

Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.

By:
Name:
Title:

The foregoing Award is accepted by me as of the      day of              20    , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

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